Exhibit 4.1

ACKNOWLEDGMENT OF RELEASE OF SUBSIDIARY GUARANTOR

Wells Fargo Bank, National Association, acting as Trustee (the “Trustee”) under that certain Indenture, dated as of November 2, 2010, by and among MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), MarkWest Energy Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), the Subsidiary Guarantors named therein and the Trustee, as amended and supplemented by the First through Twelfth Supplemental Indentures thereto in relation to the Issuers’ outstanding 6.75% Senior Notes due 2020, 6.5% Senior Notes due 2021, 6.25% Senior Notes due 2022, 5.5% Senior Notes due 2023 and 4.5% Senior Notes due 2023 (collectively, the “Indenture”) hereby acknowledges that:

(i) it has received a Board Resolution of the General Partner designating East Texas Bulldog NGL Pipeline, LLC, a Texas limited liability company (the “Company”) as an Unrestricted Subsidiary and (ii) the Company has been released from its Guarantee and all other obligations under the Indenture in accordance with Section 11.04(iii) thereof.

Capitalized terms used but not defined herein shall have the meaning given them in the Indenture.

IN WITNESS WHEREOF, the Trustee has caused this Acknowledgment of Release of Subsidiary Guarantor to be duly executed in its name by its undersigned officer as of this 20th day of March 2014.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Patrick T. Giordano
Vice President